Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
FMC Corporation Announces Fourth Quarter and Full Year 2013 Results; Agricultural Solutions and Health and Nutrition Deliver Record Segment Earnings with Strong Outlook for 2014

Fourth Quarter 2013 Highlights

•	Consolidated revenues up 24 percent to $1.1 billion

•	Agricultural Solutions segment earnings up 24 percent

•	Health and Nutrition segment earnings up 13 percent

•	Minerals segment earnings down 18 percent

•	Consolidated adjusted earnings per share up 36 percent to $1.05 per diluted share

Full Year 2013 Highlights

•	Consolidated revenues up 14 percent to $3.9 billion

•	Agricultural Solutions segment earnings up 19 percent

•	Health and Nutrition segment earnings up 5 percent

•	Minerals segment earnings down 25 percent

•	Consolidated adjusted earnings per share up 15 percent to $3.88 per diluted share

2014 Outlook

•	Segment earnings in Agricultural Solutions expected to increase mid-teens percent over 2013 driven by favorable market conditions, continued market share gains and new product introductions

•	Segment earnings in Health and Nutrition anticipated to increase mid-teens percent over prior year due to contributions from acquired businesses and organic growth

•	Segment earnings in Minerals expected to increase high-teens percent as a result of improved operating performance from both Lithium and Alkali Chemicals

•	Full-year 2014 outlook for adjusted earnings of $4.35 to $4.55 per diluted share, a 15 percent increase compared to prior year at midpoint of range

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Page 2/ FMC Corporation Announces Fourth Quarter Results

PHILADELPHIA, February 5, 2014 - FMC Corporation (NYSE:FMC) today reported record quarterly revenues of $1.1 billion in the fourth quarter, a 24 percent increase over the same period in 2012. The company reported net income of $27.1 million, or $0.20 per diluted share, in the fourth quarter of 2013, versus net income of $102.2 million, or $0.74 per diluted share, in the fourth quarter of 2012. Fourth quarter results include charges primarily related to the sale of the Peroxygens business of $114.3 million after tax, or $0.85 per diluted share, compared to charges of $4.4 million after tax, or $0.03 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $1.05 per diluted share, an increase of 36 percent versus the prior-year quarter. For the full year, revenues grew to $3.9 billion, up 14 percent over 2012. Adjusted full-year earnings per diluted share increased 15 percent to $3.88 versus $3.39 in 2012.

Segment Results and Outlook

FMC Agricultural Solutions

Fourth-quarter segment revenues for FMC Agricultural Solutions were $677.7 million, an increase of 38 percent versus the prior-year quarter. Fourth quarter segment earnings were $136.8 million, a 24 percent increase over the prior-year quarter. Key performance drivers were continued market penetration in Brazilian soybean applications, new product introductions and strong demand due to increased cotton acreage. In addition, early season demand in North America drove increased sales volumes for pre-emergent herbicides and insecticides. Segment operating margin was lower compared to the prior-year quarter primarily due to changes in product mix.
For the full year, segment sales of $2.1 billion and operating earnings of $539 million represent year-over-year growth of 22 percent and 19 percent, respectively. FMC Agricultural Solutions continues to grow at a pace faster than the market, while delivering operating margins of 25 percent.

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Page 3/ FMC Corporation Announces Fourth Quarter Results

The company expects the above-market rate growth to continue into 2014, driven by new and recently introduced products. FMC anticipates volume growth globally as increased focus on key crops will be complemented by acreage expansion in Latin America. Additionally, increasing demand for resistance management products in North America and continued focus on delivering innovative solutions globally will drive volume gains. The company anticipates full-year segment earnings momentum to continue in 2014 with earnings up mid-teens percent.

FMC Health and Nutrition

Fourth-quarter segment revenues for FMC Health and Nutrition were $189.8 million, an increase of 13 percent versus the prior-year quarter. Segment earnings of $40.4 million were also 13 percent higher than the prior-year quarter despite operational disruptions related to two natural disasters near the company’s Cebu facility in the Philippines. Business growth was primarily driven by higher volumes of colloidal microcrystalline cellulose and pharmaceutical binders. Earnings growth was lower than previous guidance due to a delayed startup of the Seals Sands omega-3 production facility in the United Kingdom. The plant is currently operating as planned, and the company expects final testing and regulatory approvals will be completed in February 2014 with initial sales expected in the first quarter.
Full-year segment revenues of $762.0 million and segment earnings of $169.5 million increased year-over-year by 12 percent and 5 percent, respectively. Strength in food and pharmaceutical product categories and growth from newly acquired businesses were partially offset by acquisition-related expenses, investments in Manufacturing Excellence and raw material cost increases.
FMC expects growth in 2014 from food and pharmaceutical ingredients driven by its texturants, binders and natural colors product lines, principally in emerging markets. Organic growth is expected to be complemented by new omega-3 sales primarily into pharmaceutical and nutraceutical end-markets. Full-year segment earnings in 2014 are anticipated to increase mid-teens percent versus 2013.

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Page 4/ FMC Corporation Announces Fourth Quarter Results
    FMC Minerals

Fourth-quarter segment revenues for FMC Minerals were $263.2 million, an increase of 3 percent from the year-ago quarter. Fourth-quarter segment earnings of $36.2 million were down 18 percent versus the previous year quarter. In the fourth quarter, Alkali Chemicals completed the move of its long-wall operations into a new section of the mine and realized sequential improvements in Asian soda ash pricing. Increased soda ash volume and improved pricing was offset by costs associated with the long-wall move. As anticipated, Lithium operations continued to improve in its Argentine facility with increasing manufacturing production and sales in the quarter. Operational improvements were partially offset by contractual timing and product mix within the quarter.
Full-year segment revenues of $970.0 million were flat to 2012, and segment earnings of $128.3 million were down 25 percent year over year. Weak soda ash export pricing and lower lithium volumes offset soda ash volume gains.
FMC is taking a prudent approach to anticipated pricing improvements in soda ash markets, but expects continued increased volume from its Manufacturing Excellence program and a stronger performance from the Lithium business in 2014. For the full year, the company’s guidance includes only current contracted price increases in the outlook for Alkali Chemicals, reflecting the uncertainty in timing and magnitude of additional price increases in 2014. Segment earnings in 2014 are expected to be up in the high-teens percent versus the previous year, primarily driven by improved Lithium operations and incremental soda ash volume increases.

Corporate and Other

Corporate and other expenses were $22.5 million, up 2 percent over the previous year. Interest expense, net, was $10.8 million. For the quarter, depreciation and amortization was $35.5 million and capital additions were $119.3 million. For the full year, corporate and other expenses were $82.7 million, while interest expense, net, was $42.2 million. Full-year depreciation and amortization was $127.2 million and capital additions were $271.9 million. On December 31, 2013, gross consolidated debt was $1.9 billion, and debt, net of cash, was $1.7 billion.

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Page 5/ FMC Corporation Announces Fourth Quarter Results

In the fourth quarter, the company benefited from a lower than expected adjusted tax rate. This lower rate contributed an $0.08 benefit per diluted share in full-year adjusted earnings.
Also in the fourth quarter, the company announced an agreement to sell FMC Peroxygens and expects the transaction will close within the first quarter of 2014.

Outlook

Pierre Brondeau, FMC president, CEO and chairman, said: “We ended 2013 with strong performance in our Agricultural Solutions and Health and Nutrition businesses where new product introductions and strong customer relationships allowed us to grow and take advantage of good market conditions. In the Minerals segment, our operational issues in the Lithium business were resolved in 2013 and our manufacturing expansion was completed. We also saw improved export pricing and increased volumes in soda ash.
“We are entering 2014 with strong portfolios and market positions in Agricultural Solutions and Health and Nutrition. Our Lithium business is poised for growth, and we anticipate considerable improvements in its profitability. Despite our prudent approach, we remain optimistic that the pricing for export soda ash is firming up, even though we are not forecasting beyond prices already under short- and long-term contracts. Our Manufacturing Excellence efforts across the company continue to yield additional volume contributions and cost savings. We believe FMC’s portfolio is aligned for success in 2014 and well positioned for 2015.”

The company has posted supplemental information on the web at http://www.fmc.com, including its 2014 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Thursday, February 6, 2014. This event will be available live and as a replay on the web at http://www.fmc.com.

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Page 6/ FMC Corporation Announces Fourth Quarter Results

*****    *****    *****    *****    *****    *****    *****    *****    *****    *****

FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenue	$1,130.7	$915.5	$3,874.8	$3,409.9

Costs of sales and services	775.8	594.0	2,534.4	2,141.6

Gross margin	354.9	321.5	1,340.4	1,268.3

Selling, general and administrative expenses	141.7	132.4	515.8	489.7
Research and development expenses	33.0	29.6	117.7	112.0
Restructuring and other charges (income)	0.6	18.4	47.9	27.5
Total costs and expenses	951.1	774.4	3,215.8	2,770.8
Income from operations	179.6	141.1	659.0	639.1
Equity in (earnings) loss of affiliates	0.4	0.4	0.9	0.7
Interest expense, net	10.8	10.4	42.2	40.7

Income from continuing operations before income taxes	168.4	130.3	615.9	597.7
Provision for income taxes	35.5	21.3	148.6	134.5
Income from continuing operations	132.9	109.0	467.3	463.2
Discontinued operations, net of income taxes	(101.0)	(2.8)	(159.3)	(27.5)
Net income	$31.9	$106.2	$308.0	$435.7
Less: Net income attributable to noncontrolling interests	4.8	4.0	14.1	19.5
Net income attributable to FMC stockholders	$27.1	$102.2	$293.9	$416.2

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$128.1	$105.0	$453.2	$443.7
Discontinued operations, net of tax	(101.0)	(2.8)	(159.3)	(27.5)
Net income	$27.1	$102.2	$293.9	$416.2
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.96	$0.76	$3.34	$3.21
Discontinued operations	(0.76)	(0.02)	(1.18)	(0.20)
Basic earnings per common share	$0.20	$0.74	$2.16	$3.01
Average number of shares used in basic earnings per share computations	133.3	137.6	135.2	137.7
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.95	$0.76	$3.33	$3.20
Discontinued operations	(0.75)	(0.02)	(1.17)	(0.20)
Diluted earnings per common share	$0.20	$0.74	$2.16	$3.00
Average number of shares used in diluted earnings per share computations	134.3	138.6	136.1	138.8

Other Data:
Capital additions	$119.3	$95.0	$271.9	$227.7
Depreciation and amortization expense	$35.5	$31.3	$127.2	$115.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)(2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenue	$1,130.7	$915.5	$3,874.8	$3,409.9

Costs of sales and services	772.7	594.0	2,529.2	2,134.4

Gross margin	358.0	321.5	1,345.6	1,275.5

Selling, general and administrative expenses	133.4	123.8	472.9	454.8
Research and development expenses	33.0	29.6	117.7	112.0
Equity in (earnings) loss of affiliates	0.4	0.4	0.9	0.7

Total costs and expenses	939.5	747.8	3,120.7	2,701.9

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$191.2	$167.7	$754.1	$708.0

Interest expense, net	10.8	10.4	42.2	40.7
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$180.4	$157.3	$711.9	$667.3

Provision for income taxes	34.2	46.7	169.4	177.7
Net income attributable to noncontrolling interests	4.8	4.0	14.1	19.5
Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$141.4	$106.6	$528.4	$470.1

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.05	$0.77	$3.88	$3.39
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.3	138.6	136.1	138.8
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(1) Referred to as Adjusted Operating Profit.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net income attributable to FMC stockholders (GAAP)	$27.1	$102.2	$293.9	$416.2
Discontinued operations, net of income taxes (a)	101.0	2.8	159.3	27.5
Restructuring and other charges (income) (b)	0.6	18.4	47.9	27.5
Non-operating pension and postretirement charges (c)	8.1	8.6	38.1	34.9
Acquisition related charges (d)	3.3	—	10.0	7.2
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges	(4.2)	(9.2)	(35.3)	(25.1)
Tax adjustments (e)	5.5	(16.2)	14.5	(18.1)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$141.4	$106.6	$528.4	$470.1

Diluted earnings per common share (GAAP)	$0.20	$0.74	$2.16	$3.00
Discontinued operations per diluted share	0.75	0.02	1.17	0.20
Restructuring and other charges (income) per diluted share, before tax	0.01	0.13	0.35	0.20
Non-operating pension and postretirement charges per diluted share, before tax	0.06	0.06	0.28	0.25
Acquisition related charges per diluted share, before tax	0.02	—	0.07	0.05
Tax effect of restructuring and other charges (income), non-operating pension and postretirement charges and acquisition-related charges, per diluted share	(0.03)	(0.06)	(0.26)	(0.18)
Tax adjustments per diluted share	0.04	(0.12)	0.11	(0.13)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.05	$0.77	$3.88	$3.39

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.3	138.6	136.1	138.8
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(a) Discontinued operations for all periods presented include our FMC Peroxygens business results as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. During the third and fourth quarter of 2013, we recorded a charge to our discontinued operations. GAAP accounting rules require that assets held for sale be reported at the lower of carrying value or fair value less costs to sell. During the three months and year ended December 31, 2013 we recorded an impairment charge of $91.7 million ($71.3 million after-tax) and $156.7 million ($122.1 million after-tax), respectively, to adjust the carrying value to fair value less cost to sell based on our evaluation. Fair value was based on the definitive agreement signed in December 2013 to sell FMC Peroxygens for $200 million.
(b) Three Months Ended December 31, 2013:
Restructuring and other charges (income) for the three months ended December 31, 2013, represents net miscellaneous charges of $0.6 million.
Three Months Ended December 31, 2012:
Restructuring and other charges (income) for the three months ended December 31, 2012, primarily included a charge of $13.3 million associated with our Lithium business within our FMC Minerals segment. The Lithium restructuring charge was a result of the abandonment of various fixed assets, primarily equipment, associated with a Potash project that we have decided not to complete since the project is no longer economically viable. Additionally, charges for the three months ended December 31, 2012 also included charges associated with continuing environmental sites as a Corporate charge of $2.3 million. Remaining restructuring and other charges (income) for the three months ended December 31, 2012 include net miscellaneous charges of $2.8 million.

Twelve Months Ended December 31, 2013:
Restructuring and other charges (income) for the twelve months ended December 31, 2013, include charges of $32.1 million primarily related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development. Also included are charges of $9.1 million associated with our Lithium restructuring within our FMC Minerals segment. Additionally, charges for the twelve months ended December 31, 2013 include charges associated with continuing environmental sites as a Corporate charge of $6.2 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $0.5 million.
Twelve Months Ended December 31, 2012:
Restructuring and other charges (income) for the twelve months ended December 31, 2012, primarily include charges of $13.3 million associated with the asset abandonments within our FMC Minerals segment, charges of $4.4 million related to a collaboration and license agreement entered into by our Agricultural Products segment for the purpose of obtaining certain technology and intellectual property rights relating to a new fungicide compound still under development and charges associated with continuing environmental sites as a Corporate charge of $5.8 million. Remaining restructuring and other charges (income) for the twelve months ended December 31, 2012 include net miscellaneous charges of $4.0 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting for acquisitions and certain professional fees associated with the completion of acquisitions. Charges for the three months and year ended December 31, 2013, represented amortization of inventory fair value step-up of $3.1 million and $5.2 million, respectively and certain professional fees of $0.2 million and $4.8 million, respectively associated with the completion of our Epax acquisition within our FMC Health and Nutrition segment. The charges for 2012 represent amortization of inventory fair value step-up related to a number of acquisitions completed since fourth quarter 2011. On the consolidated statements of income, the charges associated with inventory fair value step-up are included in “Costs of sales and services” and fees associated with concluding the acquisitions are included in "Selling, general and administrative expenses".
(e) The tax charges in the three and twelve months ended December 31, 2013 are primarily associated with the expected sale of our discontinued FMC Peroxygens segment as well as adjustments to U.S. state deferred tax balances established prior to 2013 driven by changes in the enacted tax rates. Tax adjustments for the three and twelve months ended December 31, 2012 were primarily a result of a reduction in our valuation allowance related to state net operating losses expected to be recoverable in future years.

RECONCILIATION OF NET INCOME (GAAP) TO
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES
(NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Net income (GAAP)	$31.9	$106.2	$308.0	$435.7
Discontinued operations, net of income taxes	101.0	2.8	159.3	27.5
Restructuring and other charges (income)	0.6	18.4	47.9	27.5
Non-operating pension and postretirement charges	8.1	8.6	38.1	34.9
Acquisition related charges	3.3	—	10.0	7.2
Interest expense, net	10.8	10.4	42.2	40.7
Provision for income taxes	35.5	21.3	148.6	134.5
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$191.2	$167.7	$754.1	$708.0
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(1) Referred to as Adjusted Operating Profit.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenue
FMC Agricultural Solutions	$677.7	$492.4	$2,145.7	$1,763.8
FMC Health and Nutrition	189.8	168.1	762.0	680.8
FMC Minerals	263.2	255.9	970.0	966.2
Eliminations	—	(0.9)	(2.9)	(0.9)
Total	$1,130.7	$915.5	$3,874.8	$3,409.9
Income from continuing operations before income taxes
FMC Agricultural Solutions	136.8	110.3	539.0	454.0
FMC Health and Nutrition	40.4	35.6	169.5	161.6
FMC Minerals	36.2	44.3	128.3	171.4
Eliminations	0.3	(0.5)	—	(0.4)
Segment operating profit	213.7	189.7	836.8	786.6
Corporate and other	(22.5)	(22.0)	(82.7)	(78.6)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$191.2	$167.7	$754.1	$708.0

Restructuring and other (charges) income (a)	(0.6)	(18.4)	(47.9)	(27.5)
Interest expense, net	(10.8)	(10.4)	(42.2)	(40.7)
Non-operating pension and postretirement charges (b)	(8.1)	(8.6)	(38.1)	(34.9)
Acquisition related charges (c)	(3.3)	—	(10.0)	(7.2)
Provision for income taxes	(35.5)	(21.3)	(148.6)	(134.5)
Discontinued operations, net of income taxes (d)	(101.0)	(2.8)	(159.3)	(27.5)
Net income attributable to noncontrolling interests	(4.8)	(4.0)	(14.1)	(19.5)
Net income attributable to FMC stockholders	$27.1	$102.2	$293.9	$416.2
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(a) Three Months Ended December 31, 2013: Amounts related to FMC Health and Nutrition charges of $0.2 million, FMC Minerals income of $3.2 million and Corporate charges of $3.6 million.
Three Months Ended December 31, 2012: Amounts related to FMC Agricultural Solutions charges of $2.4 million, FMC Health and Nutrition charges of $0.4 million, FMC Minerals charges of $13.3 million and Corporate charges of $2.3 million.
Twelve Months Ended December 31, 2013: Amounts related to FMC Agricultural Solutions charges of $32.6 million, FMC Health and Nutrition charges of $1.0 million, FMC Minerals charges of $6.4 million and Corporate charges of $7.9 million.
Twelve Months Ended December 31, 2012: Amounts related to FMC Agricultural Solutions charges of $8.5 million, FMC Health and Nutrition charges of $0.7 million, FMC Minerals charges of $13.0 million and Corporate charges of $5.3 million.
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (a) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$123.2	$77.1
Trade receivables, net	1,484.3	1,073.7
Inventories	688.4	642.4
Other current assets	236.8	172.9
Deferred income taxes	214.0	123.4
Current assets of discontinued operations held for sale	198.3	92.4
Total current assets	2,945.0	2,181.9

Property, plant and equipment, net	1,248.3	956.2
Goodwill	389.4	277.6
Deferred income taxes	91.4	234.6
Other long-term assets	561.1	479.4
Noncurrent assets of discontinued operations held for sale	—	244.2
Total assets	$5,235.2	$4,373.9

Short-term debt and current portion of long-term debt	$697.8	$55.6
Accounts payable, trade and other	475.2	404.2
Accrued customer rebates	203.7	141.7
Guarantees of vendor financing	27.9	31.4
Accrued pensions and other postretirement benefits, current	12.7	21.3
Other current liabilities	521.2	427.2
Current liabilities of discontinued operations held for sale	48.2	54.1
Total current liabilities	1,986.7	1,135.5

Long-term debt	1,154.1	908.8
Long-term liabilities	522.3	771.5
Noncurrent liabilities of discontinued operations held for sale	—	3.3
Equity	1,572.1	1,554.8
Total liabilities and equity	$5,235.2	$4,373.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Year ended December 31
	2013	2012
Cash provided (required) by operating activities of continuing operations	$378.8	$422.3

Cash provided (required) by operating activities of discontinued operations	(50.1)	(62.6)

Cash provided (required) by investing activities of continuing operations	(628.5)	(363.6)

Cash provided (required) by investing activities of discontinued operations	(24.7)	(30.0)

Cash provided (required) by financing activities of continuing operations:
Dividends paid	(73.6)	(47.8)
Repurchases of common stock under publicly announced program	(359.9)	(144.9)
Other financing activities	804.7	144.5
Cash provided (required) by financing activities	371.2	(48.2)
Effect of exchange rate changes on cash	(0.6)	0.3
Increase (decrease) in cash and cash equivalents	46.1	(81.8)

Cash and cash equivalents, beginning of year	77.1	158.9

Cash and cash equivalents, end of period	$123.2	$77.1